Exhibit 10.1

AMEDICA CORPORATION

EXECUTIVE RETENTION PROGRAM AND AGREEMENT

This Executive Retention Program and Agreement (the “Agreement”) is entered into as of the 8th day of August, 2014 (the “Effective Date”) by and between Amedica Corporation, a Delaware corporation (the “Company”) and                     (the “Executive”).

WHEREAS, the Executive and Company are parties to a Severance and Change in Control Agreement dated December 17, 2013 (the “CIC Agreement”);

WHEREAS, the Company recognizes that the Executive’s service to the Company is very important to the future success of the Company;

WHEREAS, the Company seeks to continue to retain the Executive as                     , and provide an incentive and certain financial protections to the Executive; and

WHEREAS the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.	Retention Award and Equity Vesting.

a.	Retention Award. Upon execution of this Agreement, Executive will be entitled to the cash and equity retention awards set forth below.

b.	Outstanding RSU Award. Notwithstanding the terms set forth in the Amended and Restated RSU Agreement entered into between the Company and the Executive (the “RSU Agreement”) to the contrary, and provided Executive has executed an amendment to the lock-up agreement (the “Lock-Up Agreement”) entered into between Executive and JMP Securities LLC in connection with the Company’s initial public offering pursuant to which the Executive agrees to extend the sale and other restrictions set forth in the Lock-Up Agreement until the earlier of November 15, 2014 or the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, Executive’s RSUs (as such term is defined in the RSU Agreement) shall become one hundred percent (100%) vested effective upon the Company’s termination of Executive’s employment without Cause (as defined in the CIC Agreement) or the Executive’s resignation for any reason provided that the shares of Company common stock to be received by the Executive pursuant to the RSU Agreement will be issued upon the date of the expiration of the Lock-Up Agreement, as amended, provided that in the event the window is closed for trading in securities of the Company on such date, then the securities shall not be issued until such date as the trading window is open but in no event later than March 15, 2015.

c.	Vesting of Equity-Based Awards. Effective as of the consummation of a Change in Control or termination of Executive’s employment relationship by the Company without Cause (and other than due to his death or Disability), all outstanding options, restricted stock unit awards, and other similar rights held by the Executive shall become one hundred percent (100%) vested.

2.	Company Bonus Plan. Executive shall be eligible to receive a cash bonus for 2014 performance with the target amount of such bonus equal to percent ( %) of Executive’s annual base salary in effect as of the Effective Date, provided that the actual amount of the bonus may be greater or less than such target amount. The amount of the bonus shall be determined based on the attainment of objectives aligned with the key strategic initiatives to be set by management and the Compensation Committee. These objectives will be agreed to and approved by 8/22/14. The determination of whether a bonus shall be paid shall be made by the Board or the Compensation Committee in its sole discretion, and shall be paid to Executive no later than March 15, 2015. Executive must be employed by Company on the date on which the bonus is paid in order to be eligible for, and to be deemed as having earned, such bonus.

3.	Retention Payments. Executive shall be entitled to the following Retention Payments:

a.	The Company shall pay to the Executive an amount equal to 15% of Executive’s base salary as in effect on the Effective Date payable in the pay period immediately following the Effective Date (the “Initial Retention Payment”); provided, however, should Executive terminate his employment with the Company voluntarily prior to December 31, 2014, other than by death or Disability or For Good Reason, the Executive shall repay to the Company the net amount of the Initial Retention Payment no later than the tenth business day following the effective date of Executive’s termination.

b.	If Executive continues to be employed by the Company on June 30, 2015 and has not given notice of his resignation prior to such date, the Company will pay to the Executive an amount equal to 20% of Executive’s base salary as in effect on such date in the pay period immediately following such date.

4.	On the later of the Effective Date and August 13, 2014, the Company shall grant Executive a stock option for shares of common stock of the Company with following terms:

•	Option shall vest over a three year period as to 16.67% of the shares on every 6 month anniversary of the grant date as long Executive is employed by the Company on each vesting date and vesting shall be accelerated as per the terms of this Agreement.

•	Option shall be granted pursuant to the Company’s Amended and Restated 2012 Equity Incentive Plan (the “Plan”) and form of stock option agreement previously approved by the Board.

•	Option shall have an exercise price equal to the Fair Market Value (as defined in the Plan) of a share of common stock as of the grant date.

•	Option shall be to the maximum extent possible, an “incentive stock option” within the meaning of Section 422 of the Code.

The stock option award is made in connection with the Company’s annual comprehensive stock option award program to Company employees, executives and members of the Board of Directors.

5.	Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Utah, without giving effect to the conflict of law principles thereof.

6.	Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under the Agreement the full amount of any applicable withholding taxes.

7.	Tax Consequences. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

8.	Acknowledgment. The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of the Agreement, and is knowingly and voluntarily entering into the Agreement.

9.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

AMEDICA CORPORATION

By:
Name:	Eric Olson
Title:	Chief Executive Officer

EXECUTIVE:

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